Exhibit 23.4
CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Amendment No. 4 to Registration Statement No. 333-169824 of EverBank Financial Corp of our report dated April 20, 2009 relating to the consolidated financial statements of Tygris Vendor Finance, Inc. and subsidiaries (formerly US Express Leasing, Inc.) for the period from January 1, 2008 through May 28, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the May 28, 2008 acquisition of US Express Leasing, Inc. by Tygris Commercial Finance Group, Inc.), appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us as independent auditors under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
New York, New York
May 11, 2011